Exhibit 99.1

Contact:	Media:	Investors:
	Tony Plohoros	John Elicker
	Communications	Investor Relations
	212-546-4379	212-546-3775
	tony.plohoros@bms.com	john.elicker@bms.com

	Jeff Macdonald	Blaine Davis
	Communications	Investor Relations
	212-546-4824	212-546-4631
	jeffrey.macdonald@bms.com	blaine.davis@bms.com

BRISTOL-MYERS SQUIBB COMPANY ANNOUNCES DEBT TENDER OFFER

(NEW YORK, November 9, 2006) – Bristol-Myers Squibb Company (NYSE: BMY) today announced that it has commenced a cash tender offer to purchase any and all of its outstanding $2.5 billion aggregate principal amount 5.75% Notes due 2011, CUSIP No. 110122 AG 3 (the “Notes”). The tender offer is scheduled to expire at 5:00 p.m., Eastern Standard Time, on Friday, November 17, 2006, (the “Scheduled Expiration Date”), unless terminated or extended. The tender offer is being made upon the terms, and subject to the conditions, set forth in the Offer to Purchase dated November 9, 2006. Holders may withdraw their tenders prior to 5:00 p.m., Eastern Standard Time, on November 17, 2006, but not thereafter, except as may be required by law.

The purchase price for each $1,000 principal amount of Notes validly tendered and accepted for payment pursuant to the tender offer will be determined in the manner described in the Offer to Purchase by taking a fixed spread of 0.20% over the bid side yield to maturity of the 4.50% U.S. Treasury Notes due September 30, 2011 (based on the price for such treasury security as quoted on Bloomberg Reference Page BBT6 at 2:00 p.m., Eastern Standard Time, on November 16, 2006 or, if the tender offer is extended, the business day prior to the expiration date). The purchase price for the Notes will be announced by news release promptly after its determination.

In addition, holders who validly tender and do not validly withdraw their Notes will be paid any accrued and unpaid interest on the Notes from the most recent interest payment date up to but not including the settlement date.

Settlement of the tender offer is expected to occur on Monday, November 27, 2006, conditioned upon, among other things, the company’s reasonable satisfaction that it will complete the issuance of the U.S. Notes and the Euro Notes referred to below and that the net proceeds of such issuance will be sufficient to permit the company to purchase the Notes tendered pursuant to the tender offer. The tender offer is also subject to customary closing conditions. If any of the conditions are not satisfied, the company is not obligated to accept for payment, purchase or pay for, or may delay the acceptance for payment of, any tendered Notes, and may terminate the tender offer. Full details of the terms and conditions of the tender offer are included in the Offer to Purchase.

Bristol-Myers Squibb also announced its intention to give a notice of redemption on Monday, November 27, 2006, with respect to any Notes that remain outstanding following consummation of the tender offer, subject to the receipt of net proceeds of the new debt financing. Any Notes outstanding following the consummation of the tender offer will be redeemed on Wednesday, December 27, 2006. Under the terms of the Notes, the price at which the Notes will be redeemed will be determined by taking a fixed spread of 0.20% over the arithmetic mean of the yields under the heading “Week Ending” under the caption “Treasury Constant Maturities” corresponding to the remaining life to maturity of the Notes, published in the most recent statistical release designated “H.15 (519)” by the Federal Reserve System. If a notice of redemption is given on November 27, 2006, the statistical release used to determine the redemption price will be the release of November 20, 2006, which summarizes Treasury rates during the week of November 13 through November 17, 2006.

Bristol-Myers Squibb further announced plans to offer new senior debt securities. Certain of these securities will be denominated in Euros (the “Euro Notes”) and certain of these securities will be denominated in U.S. dollars (the “U.S. Notes”) in maturities determined by market demand. The Euro Notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Goldman, Sachs & Co. is acting as dealer manager for the tender offer. Global Bondholder Services is acting as the depositary agent and information agent and The Bank of New York (Luxembourg) S.A. is acting as the Luxembourg agent. Questions regarding the tender offer may be directed to Goldman, Sachs & Co. by telephone at 877-686-5059. Requests for copies of the Offer to Purchase and the Letter of Transmittal relating to the tender offer may be directed to Global Bondholder Services by telephone at 866-470-3800 or 212-430-3774 or in writing at 65 Broadway—Suite 723, New York, New York 10006.

None of Bristol-Myers Squibb, the dealer manager, the depositary agent, the information agent or the Luxembourg agent makes any recommendation that any holder tender or refrain from tendering all or any portion of the principal amount of their Notes pursuant to the tender offer, and no person or entity has been authorized by any of them to make any such recommendation. Holders must make their own decisions as to whether to tender their Notes, and if so, the principal amount to tender.

This press release is not an offer to purchase or a solicitation of an offer to sell any Notes nor is this press release an offer to sell or a solicitation of an offer to purchase the U.S. Notes or the Euro Notes. The tender offer is being made only pursuant to the terms of the Offer to Purchase dated November 9, 2006. In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed made on behalf of Bristol-Myers Squibb by Goldman, Sachs & Co., or one or more registered brokers or dealers under the laws of such jurisdiction.

Bristol-Myers Squibb Company is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

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